EXHIBIT 4.1

           OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER ("THE 1933 ACT") AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S OF THE 1933 ACT) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S OF THE 1933 ACT) EXCEPT PURSUANT TO REGISTRATION UNDER OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT.

This Offshore Securities Subscription Agreement ("Agreement") is made and entered into as of the last date entered on the signature page hereof ("Acceptance Date") by and between Electrosource, Inc., a corporation organized under the laws of the State of Delaware, United States of America ("ISSUER") whose principal place of business is 3800-b Drossett Dr., Austin, Texas USA, and Arbinter Omnivalor, S.A. organized under the laws of Switzerland, non-United States jurisdiction, whose principal place of business is located in Geneva, Switzerland ("PURCHASER").

                            RECITALS

   ISSUER's common stock, par value $.10 per share ("Shares"), is publicly traded in the United States and quoted on the NASDAQ stock exchange under the symbol "ELSI."

    PURCHASER desires to subscribe for and purchase from ISSUER and ISSUER desire to issue and sell to PURCHASER, Shares in PRIVATE PLACEMENT in reliance upon the transaction exemption afforded by Regulation S ("Regulation S") as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1944, as amended (the "1933 Act").

   NOW, THEREFORE, ISSUER AND PURCHASER agree as follows:

1. Agreement to Subscribe; Purchase Price

    a. Purchaser hereby subscribes for the purchase of 1,000,000 (one million) newly issued Shares, at a price equal to $.984375 per share. The total subscription commitment of PURCHASER shall be U.S. Nine Hundred Eighty-four thousand three hundred seventy-five dollars ($984,375.00 U.S.) at the aforementioned per Share price. The Shares shall be purchased, paid for and issued as specified in Section 8 of this Agreement.

    b. PURCHASER shall pay the purchase price by delivering good funds in United States Dollars to the designated depository for closing by delivery of securities versus acceptable payment.

2. Subscriber Representations

     a.  Domicile;  Authority,  etc.   PURCHASER  represents  and
warrants to ISSUER as follows:

      (i)PURCHASER is a (corporation, individual, trust) duly organized and existing under the laws of Switzerland.

      (ii) The execution and delivery of the Agreement by PURCHASER and the consummation by PURCHASER of the transactions contemplated hereby: (aa) have been duly authorized by all requisite corporate action; (bb) do not and will not constitute a violation under any non-U.S. laws applicable to PURCHASER; (cc) do not and will not require the prior consent or approval of any governmental agency or other entity or person not a party to this Agreement.

      (iii) PURCHASER has all requisite power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby, and on the Acceptance Date this Agreement will constitute the valid, binding and enforceable obligation of PURCHASER.

      (iv) Neither the execution and delivery of this Agreement by PURCHASER, nor the consummation by PURCHASER of the transaction contemplated hereby, is in connection with or directly or indirectly part of any contract, agreement, arrangement, or understanding (written or oral) between or among PURCHASER or any of its "affiliates" (as that term is defined under the 1933
      Act) and any other person with respect to any tender offer, takeover attempt or other transaction or series of transactions intended in whole or in part to effect a change in, or transfer of control of ISSUER (as such term is defined under the 1933 Act).

   b. Offshore Transaction. PURCHASER represents and warrants to ISSUER as follows,

              (i) PURCHASER is not U.S. person (whenever such terms is used herein, it shall have the meaning given in Regulation S).

              (ii) At the time the buy order was originated, PURCHASER was outside the United States and is outside the United States as of the date of the execution and delivery of this Agreement.

              (iii) PURCHASER is not purchasing the Shares on behalf of any U.S. person, and the sale has not been prearranged with a purchaser in the United States.

             (iv) Each distributor (if any) participating in the offer of the Shares has agreed in writing (and a copy thereof has been delivered to ISSUER) that all offers and sales of the Shares prior to the expiration of a period commencing on the applicable closing date and ending 40 days thereafter (the "Restricted Period") shall only be made in accordance with the safe harbor provisions contained in Rule 903 or Rule 904 as applicable, of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an exemption from registration.

              (v) PURCHASER represents and warrants and hereby agrees that all offers and sales of the Shares prior to the expiration of the Restricted
          Period shall only be made in accordance with the safe harbor provisions contained in Rule 903 or Rule 904, as applicable, of Regulation S, pursuant to registration under the 1933 Act or pursuant to an exemption from registration, and all offers and sales after the Restricted Period shall be made only pursuant to such a registration or to such exemption from registration.

               (vi) All offering documents received by PURCHASER, include statements to the effect that the Share have not been registered under the 1933 Act and may not be offered or sold in the United States, or to U.S. Persons, or for the account or benefit of U.S. person (other then distributors as defined in Regulation S) during the Restricted Period unless the Shares are registered under the 1933 Act or an exemption from the registration requirements is available.

              (vii) PURCHASER acknowledges that the purchase of the Shares involves a high degree of risk and further acknowledges that it can bear the economic risk of the purchase of the Shares, including the total loss of its investment.

              (viii) PURCHASER understands that the Shares are being offered and Sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the ISSUER is relying upon the truth and accuracy of the
          representations,       warranties,       agreements,
          acknowledgments and understandings of PURCHASER set forth herein in order to determine the applicability of such exemptions and the suitability of PURCHASER to acquire the Shares.

             (ix) PURCHASER is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of its investments, and to make an informed decision relating thereto.

             (x) In evaluating its investment, PURCHASER has consulted its own investment and/or legal and/or tax advisors.

            (xi) PURCHASER acknowledges that in the view of the SEC the statutory basis for the exemption claimed for the transactions contemplated by this Agreement would not be present if the offering of Shares, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provision of the 1933 Act, and PURCHASER represents and warrants that it is acquiring the Shares hereunder for investment purposes and has no present intention to sell the Shares in the United States or to a U.S. Person, or for the account or benefit of a U.S. Person either now or promptly after the expiration of the Restricted Period. PURCHASER hereby confirms that the purposes of including the PURCHASER Representation Letter (Appendix A) as provided in paragraph 6, is in order to facilitate the transfer of the certificates representing the Shares into street name to enable PURCHASER to comply with the requirements of certain offshore portfolio management regulations, and the security requirements of offshore lenders for margin loans and to enable ISSUER to determine the availability of the exemption from registration under Regulation S.

             (xii) PURCHASER is not an underwriter of, or dealer in, the Shares and PURCHASER is not participating in any distribution of the Shares, either directly or through any affiliate. If PURCHASER is purchasing the Shares subscribed for hereby in representative or fiduciary capacity, the representations and warranties in this Offshore Securities Subscription Agreement shall be deemed to have been made on behalf of person or persons whom PURCHASER is so purchasing.

    c. Survival. The foregoing representations and warranties in this Offshore Securities Subscription Agreement shall be deemed to have been made on behalf of person or persons whom PURCHASER is so purchasing.

    d. Current Public Information. PURCHASER acknowledged that PURCHASER has been furnished with or has acquired copies of the Company's most recent Annual Report, Form 10-K as filed with the SEC, Form 10-Q for the Quarters ending September, 1995 as filed with the SEC, and all Form 8-K filed thereafter (collectively, the "SEC Filings"), and other publicly available documents.

    e. Independent Investigation Access. PURCHASER acknowledges that PURCHASER, in making the decision to purchase the Shares subscribed for, has relied upon independent investigations made by it and its purchaser representatives, if any, and PURCHASER and such representatives, if any, have, prior to any sale to it, been given access and the opportunity to examine all material books and records of the ISSUER, all material contracts and documents relating to this offering, and an opportunity to ask questions of, and to receive answers from ISSUER or any person acting on its behalf concerning the terms and conditions of this offering. PURCHASER and its advisors, if any, have been furnished with access to all publicly available materials relating to the business, finances and operations of ISSUER and materials relating to the offer and sale of the Shares which have been requested. PURCHASER and its advisors, if any, have received complete and satisfactory answers to any such inquiries.

    f. No Government Recommendation or Approval. PURCHASER understands that no federal or state agency has passed on or made any finding or determination relating to the fairness for investment in the Shares, nor has passed on or made, nor will pass on or make, any recommendation or endorsement of the Shares.

     g.   Entity  Purchases.   If  PURCHASER  is  a  partnership,
corporation or trust, then each person executing this Agreement on its behalf represents and warrants that:

             (i) He or she has made due inquiry to determine the accuracy and truthfulness of the representations and warrants made pursuant to this Agreement, and has no knowledge of any facts or
          circumstances   which  would  cause   them   to   be
          inaccurate OR UNTRUE.

             (ii) He or she is duly authorized (if the undersigned is a trust, by the trust agreement) to make this investment and to enter into and execute this Agreement on behalf of such entity.

   h. 45 Day Hold Period. Although PURCHASER recognizes that the restricted period for the shares expires at the end of 40 days, PURCHASER agrees and warrants to refrain from selling or shorting the stock or entering into any transaction that would cause the stock to be sold or shorted for a period of 45 days from the day this offering closes. Additionally the purchaser warrants that no short sale has been entered into in anticipation of a contemplated offering.

3. Issuer Representations.

   a. Reporting Company Status. ISSUER, is a reporting issuer as defined in Rule 902(1) of Regulation S.

    b. Offshore Transaction. Assuming the truthfulness and accuracy of purchaser' representations and warranties contained herein to its knowledge, ISSUER has knot offered these securities to any persons in the United States or to any U.S. person or for the account or benefit of any U.S. person.

     c. No Directed Selling Efforts. In regard to this transaction, ISSUER has not conducted any "directed selling efforts" as that term is defined in Rule 902 of Regulation S nor has ISSUER conducted any general solicitation relating to the offer and sale of the within securities to persons resident within the United States or elsewhere.

4. Expiration of Restricted Period. The transaction restriction in connection with this offshore offer and sale restrict PURCHASER from offering and selling to U.S. persons or for the account or benefit of a U.S. person, for a forty (40) days period from the later of the date that the shares were first offered to persons other than "distributors" (as defined in Regulation S) and the date that the offering of which the sale contemplated by this agreement is a part has been completed. Rule 903(c)(2) governs the forty (40) day transaction restriction. ISSUER shall send prompt written notice to PURCHASER stating the date on which the restricted period begins.

5. Exemption; Reliance on Representations. PURCHASER understands that the offer and sale of the Shares is not being registered under the 1933 Act, that the Issuer is relying on the rules governing offers and sales made outside the United States pursuant to Regulation S, and that Rules 901 through 904 of Regulation S govern this transaction.

6. Transfer Agent Instruction. ISSUER's Transfer Agent will be instructed to issue one or more share certificates representing Shares without restrictive legend in the names of PURCHASERS to be specified prior to closing and that the Shares have been issued pursuant to Regulation S. ISSUER further warrants that no stop transfer instructions other than a stop transfer for 40 days to U.S. persons or to persons in the U.S. (to the extent not constituting an "offshore transaction" as defined in Rule 902(i) of Regulation S), or instructions other than instructions to issue the Shares have been given to the Transfer Agent and that these Shares shall be freely transferable on the books and records of ISSUER subject to compliance with the requirements of Regulation S and other applicable securities laws. Upon the applicable closing and upon the expiration of the applicable
Restricted Period, the ISSUER agrees to accept a PURCHASER Representation Letter from the PURCHASER in the form of Appendix "A" attached as evidence that the PURCHASER has complied with the requirements of Regulation S and other applicable securities laws and upon receipt of such a letter shall promptly instruct the Transfer Agent to transfer the Shares into "Street Name" as expeditiously as practical after receipt of the certificates and the PURCHASER Representation Letter; provided, however, that ISSUER shall not be required to deliver such instructions if it knows or reasonably believes, any of the representations made in the PURCHASER Representation Letter to be false.

7. Stock Delivery Instructions. The share certificates shall be delivered to the PURCHASER on a delivery versus payment basis at such times and places to be mutually agreed.

8. Closing; Closing Dates. The closing of each issuance and sale of Shares hereunder shall be deemed to have occurred at the offices of IBJ Schroeder, account number 10-0500-01-06 ("Closing Agent") as of the date on which delivery of good funds in full payment for the purchase of such Shares is cleared ;in the account of the Closing Agent and written confirmation of same is delivered to Purchaser (the "Closing Date").

The subscription evidenced by this Agreement shall be closed with one payment of $984,375.00. The forty day restricted period will start on the date the Issuer receives the money for this transaction.

9.   Conditions  to  the  Company's  Obligations  to  Sell.   The
obligations of ISSUER to sell any Shares hereunder is conditioned upon the following:

    a.  The  receipt  by  ISSUER  of a  duly  executed  PURCHASER
Representation Letter (in the form attached as Appendix "A" hereto) duly executed by or on behalf of PURCHASER or PURCHASER's designee.

    b. The receipt by ISSUER of irrevocable written confirmation from the Closing Agent of receipt of good funds in U.S. dollars in full payment for the Shares then being purchased.

    c. The transfer of such purchase price funds from the Closing
Agent's account to the account of ISSUER simultaneously with the release and delivery of any certificates evidencing the Shares so purchased.

    d. The truth and accuracy as of such Closing Date of all representations and warranties made by PURCHASER in this Agreement, and all representations and warranties contained in the PURCHASER Representation Letter delivered to issuer in connection with such closing.

10.    Conditions to PURCHASER's Obligation to Purchase.   ISSUER
understands that PURCHASER'S obligation to purchase Shares is conditioned upon delivery of shares of common stock without restrictive legend.

11. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas. The parties to this Agreement and any other person claiming by, through or under them, hereby attorn and submit to the personal jurisdiction of the U.S. federal and state courts of the State of Texas, United States, as the sole and exclusive venue and jurisdiction for the enforcement of all rights and obligations under this Agreement. Each such party hereby waives any and all objections to such jurisdiction and venue and agrees that any proceedings for enforcement of this Agreement may be initiated by service of process on such party by substitute service upon the Secretary of State of the State of Texas.

12. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereof with repeat to the subject matter hereof and supersedes an and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith. This Offshore Securities Subscription Agreement may be amended only by writing executed by all parties hereto, and a signed facsimile transmission shall be deemed binding of all parties hereto.

    IN  WITNESS  WHEREOF,  this Offshore Securities  Subscription
Agreement was duly executed on and as of the date last written below.

Dated this 15th day of the month of February, 1996

ARBINTER-OMNIVALOR S.A. - Lender

By:  /s/ M.P. deCastillon          /s/ M. E. Ballard
      Director                     Director

Accepted this 22 day of the month of February, 1996.

ELECTROSOURCE, INC.

By:   /s/ James M. Rosel
         Vice President & General Counsel